Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
Morgans Hotel Group Co.
New York, New York
We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated March 12, 2010, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Morgans Hotel Group Co., appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.
We also consent to the reference to us under the caption “Experts” in the Prospectus.
/s/BDO USA, LLP (formerly known as BDO Seidman, LLP)
New York, New York
July 23, 2010